EXHIBIT 99.1

Allscripts Healthcare Solutions Contacts:

Bill Davis                                                                                                                                                Dan Michelson
Chief Financial Officer                                                                                                                             Vice President of Marketing
847-680-3515, Ext. 282                                                                                                                         847-680-3515, Ext. 4330
bill.davis@allscripts.com                                                                                                                         dan.michelson@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports First Quarter 2003 Results

Company Posts Positive Cash Flow of $1.3 Million

CHICAGO, IL - April 24, 2003 -- Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), the leading provider of clinical software and information solutions focused on physicians, announced its results for the three months ended March 31, 2003.

Total revenue for the three months ended March 31, 2003, was $20.0 million, increasing by 7% over the three months ended March 31, 2002. For the three months ended March 31, 2003, revenue from software and information services was $7.9 million, increasing by 26% over the comparable period last year.

Net loss for the three months ended March 31, 2003, was $2.1 million, or $0.05 per share, compared with a net loss of $6.0 million, or $0.16 per share for the same period last year.

As of March 31, 2003, the Company had cash and marketable securities of $66.6 million, an increase of $1.3 million from the balance on December 31, 2002, and no debt.

"We continued to make solid progress in the first quarter, as evidenced by sales of our TouchWorks clinical software to both new and existing customers as well as the growing number of pharmaceutical clients conducting repeat business with our Physicians Interactive group," stated Glen Tullman, Chief Executive Officer of Allscripts Healthcare Solutions. "We posted a positive cash flow of $1.3 million, our first increase in our cash and marketable securities balance since our last round of public funding in March of 2000. This is an important milestone for AHS and a clear indicator of our progress towards profitability."

Allscripts Healthcare Solutions will conduct a conference call on Thursday, April 24, 2003, at 4:30 PM Eastern time. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through May 9, 2003, at www.allscripts.com or by calling 1-800-642-1687, ID #9751325.

About Allscripts Healthcare Solutions
Allscripts Healthcare Solutions is the leading provider of clinical software and information solutions focused on physicians. The Company's TouchWorks™ software is a modular electronic medical record that enhances physician productivity using a wireless handheld device, Tablet PC, or desktop workstation to automate the most common physician activities including prescribing, capturing charges, dictating, ordering labs and viewing results, providing patient education, and documenting clinical encounters. Additionally, AHS provides patient compliance and healthcare product education services for physicians through its Physicians Interactive™ business and also provides medication fulfillment services. AHS provides software and services to over 20,000 physicians across the U.S.

Strategic partners include IDX Systems (NASDAQ: IDXC); IMS Health (NYSE: RX); Microsoft (NASDAQ: MSFT); HP (NYSE: HPQ); Express Scripts (NASDAQ: ESRX); and Medco Health.

TouchWorks and Physicians Interactive are trademarks of Allscripts Healthcare Solutions. Visit AHS on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts' beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts' actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts see the Company's 2002 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

###

Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	March 31,	December 31,
	2003	2002
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$18,234	$17,247
Marketable securities	7,044	19,117
Accounts receivable, net	16,029	18,659
Other receivables	675	747
Inventories	3,507	3,988
Prepaid expenses and other current assets	3,346	3,337
Total current assets	48,835	63,095

Long-term marketable securities	41,354	28,922
Fixed assets, net	3,656	4,384
Intangible assets, net	4,667	4,793
Other assets	3,154	3,159
Total assets	$101,666	$104,353

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$10,196	$10,682
Accrued restructuring and other charges	723	1,140
Deferred revenue	6,837	6,547
Total current liabilities	17,756	18,369

Other liabilities	181	163
Total liabilities	17,937	18,532

Stockholders' equity	83,729	85,821
Total liabilities and stockholders' equity	$101,666	$104,353

Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2003	2002
Revenue:
Prepackaged medications	$12,118	$12,479
Software and related services	5,796	4,439
Information services	2,116	1,855
Total revenue	20,030	18,773

Cost of revenue	13,842	14,951
Gross profit	6,188	3,822

Operating expenses:
Selling, general and administrative expenses	8,552	10,425
Amortization of intangibles	134	138
Loss from operations	(2,498)	(6,741)

Interest and other income,net	392	717
Loss before income taxes	(2,106)	(6,024)

Income tax benefit	-	-
Net loss	($2,106)	($6,024)

Net loss per share - basic and diluted	($0.05)	($0.16)

Weighted-average shares of common stock outstanding
used in computing net loss per share - basic and diluted	38,440	38,072